Exhibit 99.1

Contact:	Marie-France Tschudin	Catarina Edfjäll
	Director, Strategic Marketing	Head of Regulatory Affairs
	Europe	Europe
	Celgene International	Celgene International
	+41 32 729 84 30	+41 32 729 87 63
REVLIMID® (lenalidomide) IN COMBINATION WITH RITUXIMAB DEMONSTRATES 70 % OVERALL
RESPONSE RATE IN HARD TO TREAT RELAPSED/REFRACTORY MANTLE CELL LYMPHOMA
•	Revlimid Mechanism of Action Enhances Cancer Fighting Activity

•	Study Results Expand the Potential of Revlimid in New Indications
SUMMIT, NJ — (December 10, 2007) — Celgene International Sàrl (NASDAQ: CELG) reported that researchers from the M.D. Anderson Cancer Center in Houston, TX, presented early evidence of efficacy from a Phase I/II study evaluating lenalidomide with rituximab for the treatment of relapsed/refractory mantle cell lymphoma (MCL). The study indicated that 70% of patients achieved responses with 30% of patients achieving complete responses when given the combination therapy. The data were presented at the 49th annual American Society of Hematology (ASH) Meeting and the combination therapy is further being evaluated by the center as part of the ongoing Phase II trial.
Study investigators believe that lenalidomide may target the microenviroment of the MCL cells and enhance the antibody dependent cell-mediated cytoxicity (ADCC) activity of rituximab. Therefore, patients in whom rituximab had previously stopped working were able to achieve responses on the combination therapy. Revlimid’s impact on ADCC is a newly described mechanism of action growing out of these studies.
The data presented showed that seven out of ten patients achieved responses including three complete remissions (30%), four partial remissions (40%), one patient with stable disease, and two patients with progressive disease. The most common Grade 3/4 adverse events observed were neutropenia, febrile neutropenia, thrombocytopenia and myalgia.
“With rituximab cancer patients can develop resistance over time. Revlimid may enhance the activity against the cancer cells to restores ritiximab efficacy,” said Dr. Wang, M.D. Anderson Cancer Center. “These promising efficacy and tolerability results warrant additional studies to further evaluate the benefits.”

18 patients were involved in the trial, all of whom had previously been treated with rituximab, and were given lenalidomide daily for the first 21 days of a 28 day cycle and rituximab (375 mg/m2) by IV infusion weekly for four weeks only during the first cycle with the first dose on Day 1 in Cycle 1. A standard dose escalation was used to determine that the maximum tolerated dose (MTD) of lenalidomide was 20 mg.
Mantle cell lymphoma (MCL) is a subtype of non-Hodgkin’s lymphoma (NHL). There are approximately 59,000 new cases of NHL diagnosed each year in the U.S. with MCL cases accounting for approximately 6% of these diagnoses. MCL is most frequently found in older adults and the average age of diagnosis is the mid-60s.
About REVLIMID®
REVLIMID has obtained Orphan Drug designation in the EU, U.S., and Australia. REVLIMID is approved for use as an oral treatment in multiple myeloma in combination with dexamethasone by the European Medicines Agency (EMEA). REVLIMID is currently approved in the US by the U.S. Food and Drug Administration (FDA) for multiple myeloma in combination with dexamethasone for patients who have received at least one prior therapy. REVLIMID is also approved for treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities by the FDA.
About Mantle Cell Lymphoma
Mantle cell lymphoma (MCL) is one of several subtypes of non-Hodgkin’s lymphoma (NHL) and results from a malignant transformation of a B lymphocyte in the outer edge of the lymph node follicles called the mantle zone. The transformed lymphocytes, or lymphoma cells, grow in an uncontrolled way causing tumors to form in the lymph nodes leading them to enlarge and the cells can also spread to other tissues such as the marrow, liver and gastrointestinal tract. MCL is distinguished from other subtypes of B-cell lymphoma by the overexpression of cyclin D1, a protein that stimulates cell growth, which in approximately 85% of cases is caused by a genetic change involving chromosomes 11 and 14 and may be a result of constant mutations occurring in many cells, possibly independent of the effects of an outside, environmental factor.
About Celgene International Sárl
Celgene International Sárl, located in Boudry, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.
This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company’s control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company’s filings with the Securities and Exchange Commission such as Form 10-K, 10-Q and 8-K reports.
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